Exhibit 10.6.1

SUBORDINATED PROMISSORY NOTE

Brookfield, WI

January 15, 2013

FOR VALUE RECEIVED, Connecture, Inc. (hereinafter, the “Maker”), promises to pay to Randall P. Herman, on behalf of and for the benefit of the Stockholders (“Payee”), the principal sum of Three Million Dollars ($3,000,000), as adjusted pursuant to the terms hereof, together with any and all other sums which may be owing to Payee by Maker pursuant to this Subordinated Promissory Note (this “Note”).

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 14, 2013, among Maker, DestinationRx, Inc., DRX Acquisition Company, the persons and entities listed as Principal Stockholders on the signature pages thereto, and Payee, solely in its capacity as Representative of the Stockholders (together with and any successor Representative pursuant to the Merger Agreement, “Representative”).

2. Escrow of Note. This Note is delivered pursuant to Section 3.4(a)(ii) of the Merger Agreement. This Note, and the proceeds from the payment of this Note, are to be held in escrow by U.S. Bank National Association, a national banking association (the “Escrow Agent”), to be disbursed to the Stockholders, cancelled or adjusted in accordance with the Merger Agreement and the Escrow Agreement.

3. Payment Terms. Except as otherwise provided herein, the outstanding principal amount of this Note, together with accrued interest, will be paid in one lump sum payment on January 15, 2015 (the “Maturity Date”), unless the Maturity Date is extended by mutual agreement of Maker and Representative. Whenever any payment to be made under this Note shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day. All payments on this Note shall be applied first to other charges due under this Note (if any), second to payment of principal, if any, and then to payment of accrued interest.

4. Interest Rate. During the period from the date hereof until all sums due hereunder have been paid in full, simple interest shall accrue on the unpaid principal amount of this Note at a per annum rate of eight percent (8%); provided, however, that no interest shall accrue or be payable for any time period during which there is a dispute regarding Damages payable pursuant to Article X of the Merger Agreement.

5. Prepayment. Maker shall have the right to prepay all or part of the principal, accrued and unpaid interest or other amounts payable hereunder, at any time and from time to time. A partial prepayment shall not otherwise change the Maturity Date herein.

6. Adjustments. Upon final resolution of the Closing Date Working Capital Adjustment pursuant to Section 3.5 of the Merger Agreement, the principal amount of this Note will be (i) increased by the amount of the Working Capital Adjustment Excess or (ii) reduced by the amount of the Working Capital Adjustment Shortfall, and interest shall be deemed to have accrued on this Note at such adjusted principal amount from the date hereof. Upon final resolution of a claim for Damages by an Indemnified Party under Article X of the Merger Agreement which is to be satisfied out of the Escrow Deposit pursuant to the terms of the Merger Agreement, the outstanding principal amount of this Note shall be reduced by such amount in satisfaction of such claim.

7. Manner And Method Of Payment. All payments called for in this Note shall be made in lawful money of the United States of America.

8. Events of Default. Upon the occurrence of (each of the following, an “Event of Default”) (i) any failure of Maker to pay when due any amount owing under this Note, (ii) a Change of Control Event (as defined below), (iii) a Sale of DRX (as defined below), (iv) a petition for bankruptcy is filed by Maker voluntarily or involuntarily against Maker and the petition is not dismissed within 60 calendar days of the date of the filing thereof; or (v) Maker makes an assignment for the benefit of creditors, then the entire principal amount and accrued interest shall become due and payable at the election of Representative following written notice to Maker from Representative;

For purposes of this Note, a “Change of Control Event” shall mean any merger or consolidation in which (i) Maker is a constituent party or (ii) a subsidiary of Maker is a constituent party and Maker issues shares of its capital stock pursuant to such merger or consolidation, in each case except any such merger or consolidation involving Maker or a subsidiary in which the shares of capital stock of Maker outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power or value, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity.

For purposes of this Note, a “Sale of DRX” shall mean the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Maker of all or substantially all of the assets of the Surviving Company in the Merger, or the sale or disposition (whether by merger or otherwise) of all of the capital stock of the Surviving Company in the Merger, in each case to a third party that is unrelated to Maker.

9. Subordination. Maker and Representative covenant and agree that this Note and the indebtedness evidenced hereby shall be subject and subordinate to the prior indefeasible payment in full in cash of any indebtedness for borrowed money of Maker which is designated as such by written notice from Maker to Representative, including the existing indebtedness for borrowed money of Maker to Wells Fargo and Harbert Mezzanine Partners II SBIC, L.P. pursuant to that certain Loan and Security Agreement, dated as of February 16, 2011 (as amended, restated or otherwise modified from time to time, the “Harbert Credit Agreement” ), among Maker, its subsidiaries and Harbert Mezzanine Partners II SBIC, L.P. (the “Harbert Facility”) and all indebtedness pursuant to that certain Credit Agreement, dated as of January 15, 2013 (as amended, restated or otherwise modified from time to time, the “Wells Credit

Agreement” ), among Maker, the other credit parties signatory thereto and Wells Fargo Bank, National Association, as agent (the “Wells Facility” and together with the Harbert Facility, and in each case, any refinancings or replacements of the foregoing, collectively, the “Senior Indebtedness”); that any liens and security interests of the holders of Senior Indebtedness in any collateral, now or hereafter acquired, securing all or any portion of the Senior Indebtedness shall be senior, regardless of the time or method of perfection, to all liens and security interests, if any, of Payee (or any agent therefor) in the collateral, if any, securing all or any portion of the obligations hereunder; that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, and that each holder of Senior Indebtedness shall be deemed to have acquired Senior Indebtedness in reliance upon the covenants and provisions contained in this Note. Until the Senior Indebtedness has been indefeasibly paid in full in cash, neither Maker nor any other person or entity on its behalf (other than payments by the guarantors under the Subordinated Note Guaranty (as such term is defined in the Merger Agreement)) shall make any payment of any kind or character (including without limitation, payments of interest or principal made at any time, including on the maturity date or otherwise) with respect to any obligations on this Note without the express written consent of the holders of the Senior Indebtedness; provided, however, Maker shall be permitted to make payment of interest and payments of principal at the Maturity Date (without the consent of the holders of Senior Indebtedness) so long as there is no event of default under the Wells Facility (before and after giving effect to such payment) and (i) with respect to scheduled interest payments, excess availability plus qualified cash under the Wells Facility is at least $2,500,000 or (ii) with respect to payments of principal at the Maturity Date, excess availability plus qualified cash under the Wells Facility is at least $5,000,000, in each case after giving effect to such payment. In the event that any payment is received by Payee in violation of the provisions hereof, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness for application to the payment of Senior Indebtedness. In addition, until the Senior Indebtedness has been indefeasibly paid in full in cash, Payee shall not take any collection action or enforcement action, or exercise any rights or remedies, with respect to this Note. The rights and obligations of Maker and Payee of this Note shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Note or otherwise. Payee agrees that it will execute further subordination agreements, documents and instruments and take such further actions reasonably requested by any senior creditor that further the purposes and provisions of this Section 9.

10. Waivers. Maker hereby waives presentment for payment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note.

11. Restriction of Payments. So long as any amounts remain outstanding under this Note, Maker shall not make any distributions or pay any dividends on account of equity to its stockholders, or make payments on junior indebtedness for borrowed money of Maker held by its stockholders, without the prior written consent of Representative.

12. Representative. Payee, as Representative for the Stockholders, shall have the right to enforce this Note for the benefit of and on behalf of the Stockholders.

13. Modifications. This Note cannot be amended or changed except in writing signed by Maker and Representative and the holders of the Senior Indebtedness, and no waiver of any term or condition of this Note shall be effective except by a writing duly executed by Representative.

14. Binding Nature. Except as otherwise provided herein, this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

15. Invalidity Of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

16. Choice Of Law; Consent To Venue And Jurisdiction. This Note shall be governed, construed and interpreted strictly in accordance with the laws of the State of Delaware. In the event that any Party commences a lawsuit or other proceeding relating to or arising from this Note, the Parties absolutely and irrevocably consent and submit to the jurisdiction and venue of the courts in the State of Delaware and of any Federal court located in the State of Delaware in connection with any actions or proceedings brought against any of the Parties (or each of them) arising out of or relating to this Note. The Parties consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

17. Assignment. This Note may not be assigned by Payee without the prior written consent of Maker. Maker may not assign any of its obligations under this Note without the prior written consent of Payee.

18. Notices. Any notice, request, demand or other communication required or permitted hereunder among shall be in accordance with the notice provisions of the Escrow Agreement.

19. Third Party Beneficiaries. Harbert Mezzanine Partners II SBIC, L.P. and Wells Fargo Bank, National Association are intended third party beneficiaries of Section 9 of this Note in connection with the extension of credit pursuant to the Senior Indebtedness.

20. Entire Agreement. This Note constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Subordinated Promissory Note as of January 15, 2013.

MAKER:

CONNECTURE, INC.

By	/s/ Robert Douglas Schneider
Name:	Robert Douglas Schneider
Title:	CEO

ACCEPTED AND AGREED:

Randall P. Herman, in his capacity as Representative

By	/s/ Randall P. Herman
Name:	Randall P. Herman
Title:

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